Exhibit 99.1

Company Contact: Hank Pennington Director of Investor Relations (770) 657-6246

Superior Essex Announces Definitive Agreement with Nexans to form European Joint Venture

ATLANTA, GA, July 27, 2005 — Superior Essex Inc. (NASDAQ: SPSX) today announced that it has signed a definitive agreement with Nexans (NEXS.PA) to form a European magnet wire joint venture.  Closing of the transaction is expected in October 2005.

The joint venture will market products under the name Essex Nexans and will be 60% owned by Superior Essex, with corporate headquarters based in Compiegne, France.  Essex Nexans highlights include:

•                  #1 position in the European magnet wire market,

•                  #2 position in the European enamels insulation market,

•                  Pro forma revenues of approximately $400 million (at current exchange rates),

•                  Strong competitive outlook based on efficient operations and broad product offering,

•                  Enhanced ability for Superior Essex to serve its global customer base,

•                  Synergies between combined operations, and

•                  Prudent capital structure.

Upon completion of the transaction, Superior Essex on a consolidated basis will become the largest magnet wire producer in the world, with a leading position in both North America and Europe and a developing presence in China.  Together these three markets represent more than 60% of global magnet wire demand.

“This collaboration with Nexans will make Superior Essex the largest magnet wire producer in Europe,” said Stephen Carter, Chief Executive Officer of Superior Essex.  “We expect to achieve meaningful synergies in our combined European operations through manufacturing efficiencies, vertical integration of enamel production and technology, sharing of best practices, and geographical balancing and consolidation of production.  We believe the transaction will be immediately accretive to earnings.  We look forward to a successful partnership with Nexans, which is among the largest wire and cable manufacturers in the world.”

Transaction overview

Superior Essex will contribute the following assets to the joint venture:

•                  U.K. magnet wire operations (net book value of  approximately 10 million euro at June 30, 2005),

•                  An initial cash contribution in the range of 15-19 million euro based on the net book value of Nexans’ assets at closing, and

•                  An additional cash amount up to 3 million euro based on the Adjusted EBITDA performance of Essex Nexans in 2006.

Nexans will contribute the following assets (net book value of approximately 65 million euro at June 30, 2005) from their European magnet wire operations:

•                  Magnet wire production facilities in France, Germany, the UK, and Portugal totaling annual capacity of approximately 200 million pounds;

•                  Enamels business (production facility in France);

•                  Customer contract volume from Nexans’ operations that are excluded from the joint venture; and

•                  UK distribution business.

The joint venture will be initially valued at approximately 70-80 million euro, which is essentially equivalent to the net book value of the combined assets.  The initial capital structure will consist of approximately 20 million euro in stand alone joint venture bank borrowings (financed through a major European financial institution) and an 11.3 million euro subordinated note from Nexans, with the balance principally in equity.  Neither Superior Essex nor any of its subsidiaries will be guarantors of any joint venture debt.  Overall, the transaction will result in net cash to Nexans of 35-39 million euro, consisting of the proceeds from the bank debt borrowings and the initial cash contribution from Superior Essex.

The joint venture will be established with put and call options with respect to Nexans’ 40% equity stake.  These options will be priced based on the adjusted net book value of Nexans’ equity position in the joint venture on the date of exercise.  Nexans’ put option is only exercisable if an Adjusted EBITDA threshold is met, with a potential price premium also based on Adjusted EBITDA.

Closing of the transaction is subject to a number of conditions, including regulatory approvals and customary consents from lenders, bondholders, and certain other parties.

As noted in a separate press release, Superior Essex will host its second quarter 2005 earnings call on July 28th at 9:30 AM ET.  The Company will discuss the transaction in further detail at that time.

About Superior Essex

Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information can be found on the Company’s website at www.superioressex.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: general economic, business and industry trends; spending reductions by the telephone industry; the migration of magnet wire demand to China; intense competition; risks in product and technology development; market acceptance of new products and continuing product demand; production and timing of customer orders; the impact of competitive products and pricing; changes in short-term interest rates and foreign exchange rates; fluctuations in the supply, availability and pricing of copper and other principal raw materials; a significant level of indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to realize the expected benefits of our acquisition of assets from Belden and Nexans; our anticipated joint venture in Europe with Nexans, including our ability to consummate the joint venture; our ability to identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004.